                                                                  EXHIBIT 2.1.3


                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

IN RE:
                                                         CASE NO.: 98-07835-8P1
TELECOMMUNICATIONS SERVICE CENTER, INC
                                            CHAPTER: 11
          DEBTOR(S)
_______________________________/

               ORDER OF CONDITIONAL CONFIRMATION OF DEBTORS' PLAN
                                OF REORGANIZATION

      THIS CAUSE came before the Court on February 3, 1999 upon the Second Amended Plan of Reorganization as Supplemented filed by the Debtor, there appearing David W. Steen, for the Debtor, Scott Stigall for World Com LDVS/Worldcom, John Lamoureux for Siemens Communications, and John Mueller for RSL Com U.S.A., Inc., the Court having heard argument of counsel and being otherwise duly advised in the premises, finds that:

      1. The Debtor's Plan of Reorganization complies with the applicable provisions of Chapter 11 of the Bankruptcy Code;

      2. The proponent of the Plan has complied with the applicable provisions of Chapter 11 of the Bankruptcy Code;

      3. The Plan of Reorganization has been proposed in good faith and not by any means forbidden by law;

      4. All payments made or promised by the Debtor or a person issuing securities or acquiring property under the Plan of Reorganization or by an other person for services or for costs and expenses in, or in connection with, the Plan and incident to the case, have been fully disclosed to the Court, except to the extent that the Court fixes such fees upon application for approval of this Court after Confirmation of the Plan:

      5. The identity, qualifications and affiliations of the persons who are to be directors or officers, or voting trustees, in any, of the Debtor after Confirmation of the Plan, have been fully disclosed, and the appointment of such persons to such offices, or their continuance therein, would be consistent with the interests of the creditors and equity security holders and with public policy;

      6. The identity of the insider to be employed or retained by the Debtor and compensation to such insider has been fully disclosed;

      7. Confirmation of the Plan of Reorganization is not likely to be followed by further financial reorganization of the Debtor or any successor to the Debtor under the Plan provided that the merger contemplated under the Plan of Reorganization and the Agreement and Plan of Merger dated as of January 22, 1999 between the Debtor and Cyber Sentry, Inc., (the "Agreement") is consummated as proposed; it is accordingly,

      ORDERED, ADJUDGED AND DECREED that:

      1. The Second Amended Plan of Reorganization filed by the Debtor on the 4th day of December, 1998, and Supplemented on 21st day of December, 1998, be and is hereby conditionally Confirmed.

      2. The Court determines that all requirements under 11 U.S.C. section 1129 are satisfied, except the requirement that the Debtor's Plan of Reorganization is feasible.

      3. This Court will enter a Final Order Confirming the Plan of Reorganization as supplemented provided that feasibility of plan is shown prior to the Hearing scheduled for

February 23, 1999 at 11:15 a.m. The requirement of feasibility of the plan can be satisfied by (i) showing that all merger documents for the merger contemplated by the Plan and the Agreement has been executed, and that such documents will be filed with the Department of State in Delaware and Florida upon the entry of this Court's Final Confirmation Order, (ii) this Court has entered orders approving the settlements between the Debtor and RSL Com U.S.A., Inc., successor in interest to the telecommunications business formerly owned by CBS Corporation, and now doing business as Westinghouse Communications ("RSL" or "Westinghouse"), and between the Debtor and Sprint Communications Company L.P. ("Sprint") with respect to their claims for administrative expenses, and (iii) all agreements providing for the payment of administrative expenses to RSL and to Sprint as well as all necessary documentation required under those agreements have been executed and delivered by the parties involved, prior to the February 23, 1999 hearing.

      4. The Second Amended Plan of Reorganization is supplemented to provide for the payment terms of the administrative expenses of RSL Com U.S.A., Inc., as approved in open Court. Following the present text of Article IV, Class One, of the Second Amended Plan as supplemented, the following paragraphs are inserted:

            The administrative claim of RSL Com U.S.A., Inc., successor in interest to the telecommunications business formerly owned by CBS Corporation, and now doing business as Westinghouse Communications ("RSL" or "Westinghouse") will be allowed in full as an administrative claim in the amount of $446,367.01, and its prepetition claim will be allowed in full in the amount of $924,699.56 as an unsecured claim. Upon confirmation, Westinghouse will receive with respect to its allowed Administrative Claim the sum of $31,245.69 in cash and 276,748 shares of preferred stock in Cyber Sentry, Inc. from the Debtor, which shares will be valued at $1.50 per share (hereinafter referred to as the "Administrative Shares"). Westinghouse has entered into an agreement with Patriot Advisors, Inc. with respect to the remaining administrative shares as follows:

            (a) Within thirty days after an order by the United States Bankruptcy Court confirming the Debtor's Second Amended Plan becomes final (which date for Westinghouse claim purposes shall be referred to hereafter as the "Confirmation Date"), Patriot Advisors will purchase from and pay Westinghouse for 53,564 of Westinghouse's Administrative Shares for $1.50 per share for a total of $80,346. Within ninety days of the Confirmation Date, Patriot will purchase from and pay Westinghouse for an additional 74,395 of Westinghouse's Administrative Shares for a total of $111,592.00. Patriot Advisors agrees to purchase from and to pay Westinghouse for, at the sole option of Westinghouse, between 180 days after the Confirmation Date and the longer of either (i) 455 days after the Confirmation Date or (ii) 30 days after the date of an initial public offering of the preferred stock of Cyber Sentry, the balance or any portion thereof determined by Westinghouse of Westinghouse's Administrative Shares, which were not previously converted to common shares, at the price of $l.50 per share. One day after the longer of the above referenced time period, if Westinghouse owns any of its administrative shares, then Westinghouse will sell to and Patriot will purchase from and pay Westinghouse for all those remaining administrative shares at $1.50 per share which were not previously converted to common shares.

      5. The Second Amended Plan of Reorganization is supplemented to provide for the payment terms of the administrative expenses of Sprint Communications Company, L.P. as approved in open Court. Following the present text of Article IV, Class One, of the Second Amended Plan as supplemented, and the supplemental language from paragraph 4 of this Order, the following paragraphs are inserted:

            The administrative claim of Sprint Communications Company L.P. will be allowed in full as an administrative claim in the amount of $449,325.46, and its prepetition claim will be allowed in full in the amount of $430,843.94 as an unsecured claim. Upon confirmation, Sprint will receive with respect to its allowed Administrative Claim the sum of $31,452.87 in cash and 278,582 shares of preferred stock in Cyber Sentry, Inc. from the Debtor, which shares will be valued at $1.50 per share (hereinafter referred to as the "Administrative Shares"). Sprint has entered into an agreement with Patriot Advisors, Inc. with respect to the remaining administrative shares as follows:

            (a) Within thirty days after an order by the United States Bankruptcy Court confirming the Debtor's Second Amended Plan becomes final (which date for Sprint claim purposes shall be referred to hereafter as the "Confirmation Date"), Patriot Advisors will purchase from and pay Sprint for 54,000 of Sprint's Administrative Shares for $1.50 per share for a total of $81,000. Within ninety days of the Confirmation Date, Patriot will purchase from and pay Sprint for an additional 74,807 of Sprint's Administrative Shares for a total of $l12,209.95. At any time between (i) 180 days after the Confirmation Date and (ii) 455 days after the Confirmation Date (which later date (ii) will be extended up to 30 days after the date of an initial public offering of the preferred shares of Cyber Sentry, Inc., should such an offering occur), Patriot Advisors will purchase from Sprint and pay Sprint for the balance or any portion thereof, determined at the sole option of Sprint, of Sprint's preferred shares arising from the administrative expense claim for $1.50 per share. This provision shall not apply to any preferred shares arising from the administrative expenses which have been previously converted to common shares. One day after the longer of the above referenced period, if Sprint owns any of its administrative shares, then Sprint will sell to and Patriot will purchase from and pay Sprint for all those remaining administrative shares at $1.50 per share which were not previously converted to common shares.

      6. The Second Amended Plan of Reorganization is supplemented pursuant to the Court's January 28, 1999 Order Granting Debtor's Motion to Assume Unexpired Lease with Siemens Information and Communications Networks, Inc. and Granting Allowance of Administrative Expense. The present text of Article III, Class
                                                                      -----
Four, paragraph 4b., is deleted and the following is substituted in lieu
-------------------
thereof:

            4b. Siemens Information and Communications Networks, Inc. with a lease on Siemens' switch equipment. Within ten days of the entry of the Confirmation Order, the Debtor shall make a $100,000 payment to Siemens to be applied to the amounts owed by the Debtor to Siemens under the Lease. Upon payment of the $100,000 by the Debtor to Siemens and payment of all other obligation due under the Order Granting Debtor's

                  Motion to Assume Unexpired Lease with Siemens Information and Communications Networks, Inc. and Granting Allowance of Administrative Expense Siemens, the parties shall subsequently enter into an amended Lease wherein the past due pre-petition arrearage including pre-petition costs, fees, charges and interest, post-petition arrearage, including post-petition interest, costs, charges and fees shall be added to the existing Lease obligations and restructured under an amended Lease, with such restructured obligation paid out over a five-year period beginning from the entry of the order confirming the Debtor's plan of reorganization.

      7. Telecommunications Service Center, Inc., is hereby authorized to proceed with the merger with Cyber Sentry, Inc. as described in the Plan and in the Agreement.

      8. This Order hereby vests all of the property of the estate in the debtor for the purpose of proceeding with the merger, except as otherwise provided in the Plan or the Order Confirming Plan, by virtue of Section 1141(d) of the Bankruptcy Code.

      9. Except as otherwise provided in Sections 1141(d)(1), and 1141(d)(2) and 1141(d)(3) of the Bankruptcy Code, the Final Order of Confirmation shall operate as a discharge of any debt which arose before the date of Confirmation or any debt specified in Sections 502(g), 502(h) and 502(I) of the Bankruptcy code, whether or not Proof of Claim was filed or allowed or the holder of such claim accepted the Plan of Reorganization.

      10. The Debtor shall comply with the filing of any reports due to the U.S. Trustee and any quarterly payments to the U.S. Trustee within ten (10 days) from the date hereof.

      11. This Court retains jurisdiction to determine claims and fee applications of professionals and for the purpose of implementing the Plan.

      12. The issuance by the successor of the Debtor pursuant to the Plan or the Agreement of all securities shall be exempt pursuant to 11 U.S.C. sec. 1145 and 11 U.S.C. sec. 364(f).

      DONE AND ORDERED, at Tampa, Florida on FEB 16 1999.


                                                /s/ ALEXANDER L. PASKAY
                                                ------------------------------
                                                ALEXANDER L. PASKAY
                                                Chief U.S. Bankruptcy Judge

conformed copies to:
David W. Steen, Esq
U.S. Trustee
Debtor
John J. Lamoureux, Esquire
John H. Mueller, Esquire
Scott Stigall, Esquire
Dennis Ferguson, Esquire